Exhibit 99

     EDO Reports First Quarter Results; Raises Revenue Guidance;
 Triples R&D Investment; Completes Three Major Facilities Consolidations

    NEW YORK--(BUSINESS WIRE)--April 28, 2005--EDO Corporation (NYSE:EDO) recorded revenue of $116.5 million in the first quarter of 2005, up 5 percent from the $110.9 million recorded in the first quarter of 2004. Net earnings for the quarter were $2.9 million versus $3.9 million in the prior year's quarter. On a diluted per-share basis, earnings were $0.16 versus $0.22 in the first quarter of 2004.
    Earnings reflect the previously announced expenditures for facilities consolidations in this quarter of $2.6 million, plus a $4.0 million increase in R&D and bid and proposal expenses. Excluding the impact of these additional investments, diluted per-share earnings would have been $0.31 in the first quarter of 2005.
    "We delivered solid operating performance in the first quarter, with financial results in line with the expectations that we announced at the end of February," said Chief Executive Officer James M. Smith. "We are building a strong foundation for the year, and are on track to exceed our previous revenue forecasts.
    "This foundation includes substantial investment in both our infrastructure and our technology. We have consolidated operations in New York and California. We have also stepped up our research and development spending to extend our lead in key areas of electronic force protection, defense electronics, and aircraft armament systems.
    "One recent win in a strategic area of technology was the Global Precipitation Measurement project, where we teamed with Ball Aerospace. As a result, EDO anticipates a contract of approximately $20 million to develop the radio-frequency receiver subsystem for a constellation of spacecraft intended to improve climate and weather prediction through more accurate precipitation measurements.
    "Another successful teaming arrangement has been with General Atomics to support the development of a new Advanced Arresting Gear system for stopping aircraft on carrier decks. This win gives us a meaningful logistical role on a project that will extend out for decades.
    "As discussed in detail during our February 24 webcast, expenditures for infrastructure and technology development impacted net income during the quarter. These investments are expected to yield substantial returns over the longer term."

    Revenue Growth

    EDO's 5 percent revenue growth was all organic, since there is no acquisition-related revenue increase in this quarter's comparison. While below this year's organic revenue forecast, and the company's long-term organic growth rate of 8 to 10 percent, it is in line with historical first quarter results.

    Increased Revenue Guidance

    On February 24, EDO projected full-year organic revenue in the range of $585 million to $600 million. As indicated on the attached "Guidance Data Estimates" worksheet, EDO is now forecasting a range of $600 million to $610 million for 2005, again exceeding our long-term target growth rate.

    Margins

    Operating margins were 5.8 percent versus 7.8 percent in the first quarter of 2004. This operating margin was achieved despite $2.6 million of facilities consolidation expenditures, a $3.0 million increase in internally funded R&D expense, and a $1.0 million increase in expenses for bids and proposals. Excluding the impact of these additional investments, operating margins would be approximately 10 percent.
    EBITDA, as adjusted, was $13.0 million, or 11.2 percent of revenue in the first quarter of 2005, versus $14.3 million, or 12.9 percent of revenue in the prior year's quarter. As discussed above, the first quarter falls below the full-year forecast of 13 to 14 percent. However, the company expects EBITDA margins to reach or exceed the target range by year end. EBITDA is a generally accepted metric employed by our industry. Our adjustments include primarily ESOP and pension expenses, and are identified in detail on the attached reconciliation schedule.

    Cash Flow

    Cash used by operations was $5.2 million in the first quarter, a substantial improvement over the $18.9 million used by operations in the first quarter of 2004. Uses of cash included increases in inventories and unbilled accounts receivable related to work-in-progress on electronic-force-protection systems, as well as costs related to the facilities projects discussed above.
    Capital expenditures were $6.5 million, primarily in connection with the facilities projects.
    As a result of these expenditures, EDO's cash balance at the end of the first quarter was $86.8 million, versus $98.9 million at the end of 2004. For the full year, we expect to generate positive cash flow from operations in a range consistent with our historical performance.

    Backlog

    The total funded backlog of unfilled orders as of March 26 stood at $505.5 million, up from $474.6 million on Dec. 31, 2004. This does not include approximately $25 million related to undefinitized "letter contracts" for electronic-force-protection systems. Any additional amounts related to these contracts will be included in EDO's funded backlog when contract negotiations are finalized.
    Backlog does not include portions of contracts for which the U.S. government has not yet appropriated funds, nor does it include unexercised options in any contract. Such unfunded contracts and unexercised options add approximately $543 million in what we view as high-confidence future revenue, for a total of more than $1.0 billion.

    Outlook

    EDO continues to invest for long-term sustainable growth and profitability. Today we have the capabilities needed to fully support the military's urgent near-term needs. Our financial strength allows us to continue to expand our business, both by developing our niche technologies, which drives organic growth, and through strategic acquisitions. We continue to move ahead with this successful business strategy, and are confident in our forecasts for the full year.

    Conference Call

    EDO will conduct a conference call at 10:30 a.m. EDT on April 28 to review these results in more detail. A live web cast of the conference call will be available at www.edocorp.com or www.vcall.com. For those who cannot listen to the live broadcast, a replay of the call will be available on these websites. There will also be a telephone replay available until May 5. To listen to the telephone replay, dial 1-877-660-6853 (outside the U.S. dial 1-201-612-7415), account #286, and conference ID #145706.

    About EDO Corporation

    EDO Corporation designs and manufactures a diverse range of products for the defense industry and commercial markets, and provides related engineering and professional services.
    Major product groups include: Aircraft Armament, Defense
Electronics, Communications, Undersea Warfare, and Integrated
Structures. EDO's advanced systems are at the core of the transformation to lighter, faster, and smarter defense capabilities.
    EDO (www.edocorp.com) was founded in 1925, and is headquartered in New York City. The company employs 2,500 people.

    Forward-Looking Statements

    Certain statements made in this release, including statements about future revenues, long-term organic revenue growth, annual revenue expectations, and expected returns on investment in research and development, infrastructure, and technology, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about the Company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and the following: changes in demand for the Company's products and services, product mix, the timing of customer orders and deliveries, changes in the government's funding priorities, the impact of competitive products and pricing, the success of research and development efforts, and other risks discussed from time to time in the Company's Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.


                   EDO Corporation and Subsidiaries
            Condensed Consolidated Statements of Earnings
               (In thousands, except per share amounts)

                                                Three months ended
                                               March 26,    March 27,
                                                  2005        2004
                                              -----------  -----------
                                             (unaudited)

Net sales                                    $   116,508  $   110,877

Costs and expenses:
  Cost of sales                                   85,054       80,658
  Selling, general and administrative             20,288       20,087
  Research and development                         4,418        1,465
                                              -----------  -----------
                                                 109,760      102,210

                                             ------------ ------------
Operating earnings                                 6,748        8,667

  Interest income                                    501          242
  Interest expense                                (2,191)      (2,223)
  Other, net                                         (45)          22
                                              -----------  -----------
Non-operating expense, net                        (1,735)      (1,959)

                                             ------------ ------------
Net earnings before income taxes                   5,013        6,708

Income tax expense                                (2,105)      (2,851)

                                             ------------ ------------
Net earnings                                 $     2,908  $     3,857
                                              ===========  ===========

Net earnings per common share:
  Basic:                                     $      0.16  $      0.22
  Diluted:                                   $      0.16  $      0.22
                                              ===========  ===========

Weighted average shares outstanding
  Basic                                           17,936       17,549
  Diluted                                         18,236       17,834
                                              ===========  ===========


Backlog of unfilled orders                   $   505,528  $   513,490


                   EDO Corporation and Subsidiaries
                Condensed Consolidated Balance Sheets
               (In thousands, except per share amounts)

                                                 March 26,    Dec 31,
                                                   2005        2004
                                                ----------- ----------
                                                (unaudited)

Assets

Current Assets:
Cash and cash equivalents                      $   86,770  $   98,884
Accounts receivable, net                          155,278     153,810
Inventories                                        62,528      52,867
Deferred income tax asset, net                      5,046       5,046
Notes receivable                                    7,193       7,202
Prepayments & other                                 4,541       3,493
                                                ----------- ----------
             Total Current Assets                 321,356     321,302

Property, plant and equipment, net                 38,658      34,830
Goodwill                                           91,651      91,651
Other intangible assets                            49,046      50,356
Deferred income tax asset, net                     30,241      30,241
Other assets                                       17,237      18,309
                                                ----------- ----------
Total Assets                                   $  548,189  $  546,689
                                                =========== ==========

Liabilities and Shareholders' Equity

Current Liabilities:
Accounts payable and accrued liabilities       $   76,510  $   80,898
Contract advances and deposits                     14,869      13,696
                                                ----------- ----------
          Total Current Liabilities                91,379      94,594

Income taxes payable                                5,768       5,768
Long-term debt                                    137,800     137,800
Post-retirement benefits obligations               95,365      94,936
Environmental obligation                            1,666       1,663
Shareholders' equity                              216,211     211,928
                                                ----------- ----------
Total Liabilities & Shareholders' Equity       $  548,189  $  546,689
                                                =========== ==========


                   EDO Corporation and Subsidiaries
                             SEGMENT DATA
                            (In thousands)

                                                  Three months ended
                                                 March 26,   March 27,
                                                    2005       2004
                                                ----------- ----------
                                                     (unaudited)

Net sales:
  Defense                                      $    86,127 $   88,040
  Communications and Space Products                 19,800     11,552
  Engineered Materials                              10,581     11,285
                                                ----------- ----------
                                               $   116,508 $  110,877
                                                =========== ==========

Operating earnings (loss):
  Defense                                      $     6,387 $    9,030
  Communications and Space Products                   (115)    (1,091)
  Engineered Materials                                 476        728
                                                ----------- ----------
                                                     6,748      8,667


Net interest expense                                (1,690)    (1,981)
Other, net                                             (45)        22
                                                ----------- ----------

Earnings before income taxes                   $     5,013 $    6,708
                                                =========== ==========


                   EDO Corporation and Subsidiaries
                        Calculation of EBITDA
               (In thousands, except per share amounts)

                                                  Three months ended
                                                March 26,    March 27,
                                                   2005        2004
                                               -----------  ----------
                                                    (unaudited)

Net earnings before income taxes              $     5,013  $    6,708

Interest expense                                    2,191       2,223
Interest income                                      (501)       (242)
                                               -----------  ----------
Net interest expense                                1,690       1,981

Depreciation                                        2,642       2,585
Amortization                                        1,310       1,441
                                               -----------  ----------
Total depreciation & amortization                   3,952       4,026

                                              ------------ -----------
EBITDA                                             10,655      12,715

ESOP compensation expense                           1,314       1,051
Pension expense                                     1,070         550
                                               -----------  ----------
EBITDA, as adjusted                           $    13,039  $   14,316

Diluted shares outstanding                         18,236      17,834

EBITDA, as adjusted, per diluted share        $      0.72  $     0.80
                                               ===========  ==========


                   EDO Corporation and Subsidiaries
                        GUIDANCE DATA ESTIMATES


                                                  Fiscal 2005
                                          ----------------------------
Revised revenue range                     $600 million - $610 million

                                          1Q            2Q   3Q   4Q
                                          --            --   --   --
Three-year average sales by quarter       22%           24%  25%  29%
 (adjusted for acquisitions)

Pension costs                             $2.2 million

Effective operating tax rate              42%

EBITDA, as adjusted, margin range         13.0% - 14.0%

ESOP shares issued per quarter            42,376

Average diluted shares outstanding (a):
 - If Note conversion is NOT dilutive     18.4 million
 - If Note conversion is dilutive         22.8 million

(a) "If-converted method" (FAS 128) to determine diluted EPS:
    (Shares to be issued if 5.25% Notes are converted at $31.26/share would be 4,408,189.)

    - Quarterly Dilution Test
    Since the after-tax interest on Notes reduces Net Earnings by $1,067,089 per quarter, the decision point for the dilution test is $1,067,089 / 4,408,189, or $0.2421 per share. When basic EPS for a quarter are more than $0.2421, the impact of the Notes is dilutive. The Notes were not dilutive to EPS this quarter.

    - Annual Dilution Test
    Since the after-tax interest on Notes reduces Net Earnings by $4,268,355 per year, the decision point for the dilution test is $4,268,355 / 4,408,189, or $0.9683 per share. When basic EPS for the year are more than $0.9683, the impact of the Notes is dilutive. Based on current projections, the Notes are expected to be dilutive for the 2005 full-year. If so, the EPS calculation will be based on about 22.8 million shares.


This table contains estimates based on management's current expectations.

This information is forward-looking, and actual results may differ materially.

    CONTACT: EDO Corporation
             William A. Walkowiak, 212-716-2038
             ir@edocorp.com